AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of July 1, 2010 (the “Effective Date”), by and among BIOLASE Technology, Inc., a Delaware corporation (the “Company”), Federico Pignatelli (“Mr. Pignatelli”), and each of David Mulder, George d’Arbeloff, Robert Anderton, James Largent and Gregory Waller (collectively, the “Other Directors,” and together with Mr. Pignatelli, the “Directors”) in each of the Directors’ respective capacities as an individual and as a director of the Company, and Brett Scott, the Company’s Chief Financial Officer, and Michael Carroll, the Company’s General Counsel, both in their respective capacities as an individual and officer of the Company (collectively, the “Officers”). Each of the Company, the Directors and the Officers are referred to herein as a “Party,” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Company, the Directors and the Officers have engaged in various discussions and communications concerning the composition of the Company’s Board of Directors (the “Board”) and the Company’s business, financial performance and leadership structure;

WHEREAS, a dispute has arisen regarding the subject matter of the foregoing recital; and

WHEREAS, the Company and each of the Directors and Officers have determined that the interests of the Company and its stockholders would be best served at this time by coming to an agreement with respect to the composition of the Board of the Directors and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Composition; Bylaw Amendments and Executive Vice Chairman Position.

(a) Concurrent with the execution of this Agreement:

(i) George d’Arbeloff and Robert Anderton shall each deliver an irrevocable resignation letter to the Board in the form attached hereto as Exhibit A resigning as a member of the Board and each of its committees effective upon the appointment of his successor (each such successor director being a “Successor Director,” and collectively, the “Successor Directors”);

(ii) the Company and each of the Directors shall take all requisite actions in accordance with the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”) to amend the Bylaws to read as set forth in the form attached hereto as Exhibit B (marked to show changes) (the “Amended Bylaws”);

(iii) the Company and each of the Directors shall take all requisite actions in accordance the Amended Bylaws to form a Leadership Committee whose sole and only member shall be Mr. Pignatelli and to keep such Leadership Committee in place with such sole member and powers as set forth in the Amended Bylaws until the stockholder meeting held in 2012 for the purpose of electing directors;

(iv) the Company and each of the Directors shall take all requisite actions in accordance with the Company’s Amended Bylaws to appoint Mr. Pignatelli Executive Vice Chairman of the Company and vest with Mr. Pignatelli all powers assigned to such office as set forth in Amended Bylaws and to keep Mr. Pignatelli in such position and with the powers stated in the Amended Bylaws until the earlier of (a) the time when Mr. Pignatelli no longer serves as a director of the Company, (b) the time when Mr. Pignatelli resigns from such position, and (c) the time when Mr. Pignatelli is removed from such position in accordance with the Amended Bylaws; and

(v) Each Director and each Officer shall deliver to each of the other Directors and Officers a release in the form attached hereto as Exhibit C pursuant to which such releasing Director or releasing Officer, as applicable, forever releases and discharges each of the other Directors and Officers from any and all claims that such releasing Director or Officer, as applicable, may have of any nature whatsoever, whether known or unknown, suspected or unsuspected, based upon acts taken by or omissions by such other Director, Directors, Officer or Officers on or prior to the date of this Agreement (including the future effect of such occurrences, conditions, acts or omissions).

(b) Upon execution of this Agreement, Mr. Pignatelli hereby (i) withdraws his demand for the Company to call a special stockholder meeting pursuant to that certain letter submitted to the Company on June 4, 2010 and subsequently modified and reissued on June 7, 2010 (the “Stockholder Meeting Letter”) and his demand that the Company set a record date for a stockholder action by written consent pursuant to that certain letter submitted to the Company on June 16, 2010 (the “Written Consent Letter”) and (ii) agrees to cease all activities relating to the Stockholder Meeting Letter and the Written Consent Letter and agrees not to pursue or support any further direct stockholder activities until after the annual meeting of stockholders held in 2011; provided, however, that if the Board fails (other than a failure due to such nominees being determined not to be independent directors for purposes of the NASDAQ rules) to appoint two new directors who have been nominated by the Leadership Committee to fill the director positions currently occupied by George d’Arbeloff and Robert Anderton within one month after each nominee has been submitted to the Board for consideration, together with such background materials as reasonably requested by the Board consistent with past practice, the Other Directors agree (X) that Mr. Pignatelli may submit a new request for the Board to call a special stockholder meeting or to fix a record date for stockholder action by written consent for among other purposes removing George d’Arbeloff and Robert Anderton as directors of the Company and appointing two new directors to fill the director positions occupied by George d’Arbeloff and Robert Anderton and (Y) to call such meeting or fix such record date in accordance with the terms of Mr. Pignatelli’s request so long as such request conforms to the requirements of the Amended Bylaws.

(c) Upon the election and qualification of the Successor Directors, the Company and each of the Directors agrees to take all requisite actions to appoint one such director as Chair of the Nominating and Corporate Governance Committee and the other such director as Chair of the Compensation Committee, with each such director to serve as Chair of the Nominating and Corporate Governance Committee and Compensation Committee, as applicable, until the earlier of (i) the annual meeting of stockholders next succeeding his or her election or appointment as a director of the Company and the election and qualification of his or her successor or (ii) until his or her earlier resignation or removal.

(d) Until the Company publicly reports a profit for two consecutive quarters, the Company agrees to pay Mr. Pignatelli, and Mr. Pignatelli agrees to receive, as annual compensation for services as Executive Vice Chairman and director $1 in cash and an equity grant of 35,000 stock options, with such payment and grant to be made initially on the Effective Date and thereafter annually on the date of the annual meeting of stockholders. For as long as the foregoing provision is in effect, the Company and Mr. Pignatelli agree that Mr. Pignatelli shall not receive any additional compensation for serving as a director or a member of any committee of the Board. The Company agrees that as soon as practicable following the Company’s public report of two consecutive profitable quarters it shall enter into a new compensation arrangement with Mr. Pignatelli pursuant to which Mr. Pignatelli shall be compensated for his services as Executive Vice Chairman and a member of the Board in an amount to be determined by the Company’s Compensation Committee.

(e) The Company and each of the Other Directors agree to nominate Mr. Pignatelli for re-election as a director at both the annual meeting of stockholders held in 2011 and 2012 for purposes of electing directors.

(f) Each of the Directors agrees that he will convene and attend a Board meeting for purposes of selecting and approving director nominees for election at the annual meeting of stockholders to be held in 2011 and 2012 at least 90 days in advance of the applicable stockholder meeting. If the Board determines not to nominate one or both of the Successor Directors or his/her or both of their successors for election at the stockholder meeting to be held in 2011 and 2012, as applicable, for the purposes of electing directors, the Company and each Director agrees that (i) the Leadership Committee shall have the sole power to nominate a replacement director to the position occupied by any such Successor Director or his/her successor, as applicable, subject to the terms of the Amended Bylaws; provided, however, that the Board may not unreasonably withhold its approval / nomination of a replacement director nominated by the Leadership Committee who is independent for purposes of the NASDAQ rules; and (ii) the Directors and the Company shall delay the meeting of stockholders to be held in 2011 and 2012, as applicable, for purposes of electing directors, until such time as the Board has approved the replacement director or replacement directors nominated by the Leadership Committee for election at the applicable stockholder meeting. Each of the Directors and the Company agree that upon the election and qualification of any such replacement director, they will take all requisite actions to appoint such director as Chair of the Nominating and Corporate Governance Committee and Compensation Committee, as applicable, to fill the position previously occupied by such replacement director’s predecessor.

(g) Each of the Company and the Directors hereby agree that upon the date of the election or appointment (the “Appointment Date”) of George. d’Arbeloff’s successor as director, George d’Arbeloff will become a consultant to the Company and the exercisability period of his then exercisable stock options shall automatically be extended to two years from the Appointment Date (rather than the 90 days currently specified under the Company’s equity incentive plan). As a consultant to the Company, he shall undertake efforts to gain laser procedure reimbursement codes from the insurance industry and government and perform such other duties that are mutually agreed upon with the Company’s Chief Executive Officer. Subject to his fulfillment of the foregoing services, the Company agrees to employ George d’Arbeloff as a consultant for the nine-month period following the Appointment Date and to compensate him for such services in the amount of $6,250 per month.

2. Specific Performance.

Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that each of the Parties shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and that no other Party hereto will take any action, directly or indirectly, in opposition to the moving party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

3. Expenses.

(a) Concurrent with the execution of this Agreement, the Company shall reimburse Mr. Pignatelli in his capacity as a stockholder of the Company the sum of $50,000, representing a portion of his out of pocket fees and expenses (including legal fees and expenses) incurred subsequent to March 31, 2010 in connection with his interest as a stockholder in the Company, the preparation and submission of the Stockholder Meeting Letter and his demand that the Company set a record date for a stockholder action by written consent pursuant to the Written Consent Letter and all other matters related to or that arose in connection with the negotiation and execution of this Agreement. Mr. Pignatelli hereby agrees that he shall not have any other claim for expenses incurred in connection with the foregoing matters.

(b) Except as provided in Section 3(a), each of the Parties hereto shall bear all expenses incurred by in connection with the matters that are the subject of this Agreement.

4. Non-Disparagement.

Each Party agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications that clearly communicate an affirmative or negative response to a question or statement, that is or could reasonably be expected to be viewed by a reasonable person as harmful to or reflect negatively on any other Party, based upon any of his past actions, practices, decision-making, conduct, professionalism or compliance with standards. As it applies to the Company, the foregoing portion of this Section shall apply only to representatives of the Company at the level of executive officer and to individuals acting at the direction of any such executive officer. Each Party agrees that any announcement or filing regarding the resignations of George d’ Arbeloff and Robert Anderton and the terms of this Agreement shall be submitted in advance to each of the other Parties for their review and their consent (which consent shall not be unreasonably withheld, delayed or conditioned).

5. Truthful Testimony; Notice of Request for Testimony.

Nothing in this Agreement is intended to or shall preclude any Party from providing testimony that such Party reasonably and in good faith believes to be truthful in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process reasonably believed by such Party to be valid or otherwise as required by law. Each Party shall notify the relevant other Parties in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the other Parties a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such Party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

6. Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

7. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company or the Officers:

BIOLASE Technology, Inc.

4 Cromwell

Irvine, California 92618

Attention: David Mulder

Facsimile: (949) 365-4913

With a copy to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention: William Cernius

Fascmile: (714) 755-8290

If to any Director (other than Federico Pignatelli):

c/o BIOLASE Technology, Inc.

4 Cromwell

Irvine, California 92618

Facsimile: (949) 365-4913

If to Federico Pignatelli:

c/o Pier 59 Studios

Pier 59

Chelsea Pier

New York, NY 10011

Facsimile: (310) 278-1578

With a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Bruce Meyer, Esq.

Facsimile: (213) 229-6979

8. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles of such state. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that he/it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that he/it or his/its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9. Counterparts.

This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

10. Entire Agreement.

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

11. Further Assurances.

Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by any other Party in order to effectuate fully the purposes, terms and conditions of this Agreement.

[The remainder of this page is intentionally left blank]IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the Effective Date.

BIOLASE TECHNOLOGY, INC.

By: /s/ David Mulder
Name: David Mulder
Title: Chief Executive Officer

FEDERICO PIGNATELLI

/s/ Federico Pignatelli

DAVID MULDER

/s/ David Mulder

GEORGE D’ARBELOFF

/s/ George d’Arbeloff

ROBERT ANDERTON

/s/ Robert Anderton

JAMES LARGENT

/s/ James Largent

GREGORY WALLER

/s/ Gregory Waller

MICHAEL CARROLL

/s/ Michael Carroll

BRETT SCOTT

/s/ Brett Scott